EXHIBIT 12

                             COMPUTATION OF RATIO OF
                            EARNINGS TO FIXED CHARGES
                                    UNAUDITED

                                                          Fiscal Year Ended September 30
                                                   ---------------------------------------------

                                                     1996     1995     1994     1993      1992
                                                   ---------------------------------------------

EARNINGS:

Income Before Interest Charges (2)                 $159,599 $128,061 $127,885 $125,742  $118,222
Allowance for Borrowed Funds Used in Construction       205      195      209      174     1,088
Federal Income Tax                                   55,148   30,522   36,630   21,148    17,680
State Income Tax                                      7,266    4,905    6,309    2,979     3,426
Deferred Inc. Taxes - Net (3)                         3,907    8,452    4,853   16,919    14,125
Investment Tax Credit - Net                            (665)    (672)    (682)    (693)     (706)
Rentals (1)                                           5,640    5,422    5,730    5,621     5,857
                                                   ---------------------------------------------

                                                   $231,100 $176,885 $180,934 $171,890  $159,692
                                                   =============================================

FIXED CHARGES:

Interest & Amortization of Premium and
   Discount of Funded Debt                          $40,872  $40,896  $36,699  $38,507   $39,949
Interest on Commercial Paper and
   Short-Term Notes Payable                           7,872    6,745    5,599    7,465    12,093
Other Interest (2)                                    6,389    4,721    3,361    4,727     6,958
Rentals (1)                                           5,640    5,422    5,730    5,621     5,857
                                                   ---------------------------------------------

                                                    $60,773  $57,784  $51,389  $56,320   $64,857
                                                   =============================================

RATIO OF EARNINGS TO FIXED CHARGES                     3.80     3.06     3.52     3.05      2.46


Notes:
   (1) Rentals shown above represent the portion of all rentals (other than delay rentals) deemed representative of the interest factor.

   (2) Fiscal 1996, 1995, 1994, 1993 and 1992 reflect the reclassification of $1,716, $1,716, $1,674, $1,374 and $1,129, respectively, representing the loss on reacquired debt amortized during each period, from Other Interest Charges to Operation Expense.

   (3) Deferred Income Taxes - Net for fiscal 1994 excludes the cumulative effect of changes in accounting.